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Exhibit 99.11.D

RMR REAL ESTATE FUND

POLICIES AND PROCEDURES FOR VOTING PROXIES

        1.    Purpose.    The purpose of this document is to describe the policies and procedures for voting proxies received from issuers whose securities are held by the Fund. These policies and procedures are to be implemented by the investment adviser or sub-adviser, if any, (the "Adviser") to the Fund.

        2.    Definition of Proxy.    A proxy permits a shareholder to vote without being present at annual or special meetings. A proxy is the form whereby a person who is eligible to vote on corporate matters transmits written instructions for voting or transfers the right to vote to another person in place of the eligible voter

        3.    Policy for Voting Proxies.

          (a)    Fiduciary Considerations.    Proxies are voted solely in the interests of the shareholders of the Fund. Any conflict of interest must be resolved in the way that will most benefit the shareholders.

          (b)    Management Recommendations.    Because the quality and depth of management is a primary factor considered when investing in a company, the recommendation of management on any issue should normally be given substantial weight.

The vote with respect to most routine issues presented in proxy statements should be cast in accordance with the position of the company's management, unless it is determined that supporting management's position would adversely affect the investment merits of owning the stock. However, each issue should be considered on its own merits, and the position of the company's management should not be supported in any situation where it is found not to be in the best interests of the Fund's shareholders.

        4.    Conflicts of Interest.    The Fund recognizes that under certain circumstances its Adviser may have a conflict of interest in voting proxies on behalf of the Fund. Such circumstances may include, but are not limited to, situations where the Adviser or one or more of its affiliates, including officers, directors and employees, has or is seeking a client relationship with the issuer of the security that is the subject of the proxy vote. The Adviser shall periodically inform its employees that they are under an obligation to be aware of the potential for conflicts of interest on the part of the Adviser with respect to voting proxies on behalf of Fund, both as a result of the employee's personal relationships and due to circumstances that may arise during the conduct of the Adviser's business, and to bring conflicts of interest of which they become aware to the attention of the proxy manager (see below). The Adviser shall not vote proxies relating to such issuers on behalf of its client accounts until it has determined that the conflict of interest is not material or a method of resolving such conflict of interest has been agreed upon by the Board of Trustees. A conflict of interest will be considered material to the extent that it is determined that such conflict has the potential to influence the Adviser's decision-making in voting a proxy. Materiality determinations will be based upon an assessment of the particular facts and circumstances. If the proxy manager determines that a conflict of interest is not material, the Adviser may vote proxies notwithstanding the existence of a conflict. If the conflict of interest is determined to be material, the conflict shall be disclosed to the Board of Trustees and the Adviser shall follow the instructions of the Board of Trustees. The proxy manager shall keep a record of all materiality decisions and report them to the Board of Trustees on a quarterly basis.

        5.    Routine Proposals.    Proxies for routine proposals (such as election of directors, selection of independent public accountants, stock splits and increases in capital stock) should generally be voted in favor of management.

        6.    Non-routine Proposals.

          (a)    Guidelines on Anti-takeover Issues.    Because anti-takeover proposals generally reduce shareholders' rights, the vote with respect to these proposals should generally be "against." During review of the proposal, if it is concluded that the proposal is beneficial to shareholders, a vote for the proposal should be cast. This may (but is not required to) be the case for staggered board and fair price amendments. Other anti-takeover issues include supermajority rules, superstock, poison pills and greenmail.

          (b)    Guidelines on Social and Political Issues.    Social and political issues should be reviewed on a case by case basis. Votes should generally be cast with management on social or political issues, subject to review by the proxy manager.

        7.    Proxy Manager Approval.    Votes on non-routine matters (including the matters in paragraph 6 and mergers, stock option and other compensation plans) and votes against a management's recommendations are subject to approval by the proxy manager. The chief investment officer or his delegatee shall be the proxy manager.

        8.    Proxy Voting Procedures.    Proxy voting will be conducted in compliance with the policies and practices described in this memorandum and is subject to the proxy manager's supervision. A reasonable effort should be made to obtain proxy material and to vote in a timely fashion. Records should be maintained regarding the voting of proxies under these policies and procedures.

        9.    Report to the Board.    On a quarterly basis, the proxy manager or his designee will report in writing to the Board of Trustees on the general manner in which proxy proposals relating to anti-takeover, social and political issues were voted, as well as proposals that were voted in opposition to management's recommendations.

As adopted December 5, 2003

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POLICIES AND PROCEDURES FOR VOTING PROXIES